Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 6th day of March, 2015 (the “Effective Date”), by and between VIRTUALSCOPICS, INC, a Delaware company ("VS”), and Michael E. Woehler, with a current mailing address of 317 Cedar Street, Chatham, MA 02633 ("Consultant”).

RECITALS:

WHEREAS, Consultant is an expert in the area of clinical trial imaging industry,

WHEREAS, VS desires to retain Consultant to provide the services set forth in this Agreement;

PROVISIONS:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1.      Duties and Responsibilities.

(a)    Services. During the term of this Agreement Consultant shall perform the services (the “Services”) as follows:

(i)                 Services include, but are not limited to face to face meetings in Rochester and/or where necessary, telephone calls, third party meetings and other consulting services with the CEO, Members of the Executive Leadership Team and other key employees. The purpose of the Services is to assist with general industry discussions and understanding, improve operational efficiencies and design a strategic plan for the Company

(ii)               Consultant shall commit up to 1 to 1½ days per week for consulting.

(iii)             Consultant agrees to personally perform the Services.

2.      Term and Termination.

(a)    Unless earlier terminated as provided in this Section, the term of this Agreement shall commence on the Effective Date and shall continue for six months unless terminated as outlined in section 2.

(b)   Either party may terminate this Agreement in the event the other party materially breaches this Agreement, and fails to cure such breach within fifteen (15) days after receiving written notice of such breach.

(c)    VS may terminate this Agreement immediately upon notice to Consultant in the event of any breach by Consultant of Section 4 hereof.

(d)   If Consultant consistently fails to make himself/herself available as generally required or is not performing the Services routinely throughout the term of this Agreement, then Consultant shall be deemed in material breach of this Agreement.

(e)    This Agreement may be cancelled for any reason upon 30 days written notice to Consultant. Upon termination, Consultant will use best efforts to close out any remaining activities and not incur additional expenditures other than those required to close out the Agreement.

(f)    Upon termination of this Agreement the provisions of Sections 4, 5, 6, 7, 8(b)(c), 9, and 10(c)(d)(f)(g) hereof, and any other provision that by its nature survives termination of this Agreement, shall survive termination of this Agreement.

3.      Compensation and Expenses.

(a)    In consideration of Consultant’s performance of the Services during the term of this Agreement, VS shall compensate Consultant at a rate of $7,500 per month. Invoices must be submitted by the 6th of each month in arrears. The first invoice is due on April 6, 2015 and the last invoice on September 6, 2015. Payment shall be due within 30 days upon receipt of invoice from Consultant. All amounts shall be paid in U.S. Dollars.

(b)   Consultant’s traveling and related expenses may be subject to reimbursement by VS so long as such expenses are pre-approved by VS prior to Consultant incurring the expense. Travel time to and from VirtualScopics is not a reimbursable charge.

(c)    Consultant shall be solely responsible for all costs and expenses, including any income taxes, sales taxes, benefit costs and the like, if any, attributable to the Services being performed by Consultant hereunder, and shall indemnify and hold VS harmless from any and all claims in respect thereof.

4.      Confidential Information.

(a)    Definition of Confidential Information. “Confidential Information” means any and all trade secrets, confidential knowledge, or any other proprietary information existing as of the date of this Agreement, or thereafter developed, pertaining to VS or the Sponsor, its affiliates and subsidiaries, or any of their respective existing or prospective clients, customers, or consultants. By way of illustration but not limitation, “Confidential Information” includes (i) inventions, ideas, concepts, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer software (including object and source code), other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law (hereinafter collectively referred to as “Inventions”) (ii) information regarding new developments, new products and services, marketing plans and strategies, merchandising and selling, business plans and processes, data models, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) identity, requirements, preferences, practices and methods of doing business of specific parties with whom a party transacts business, and information regarding the skills and compensation of employees of such party and independent contractors performing services for such party; and (iv) the terms of this Agreement.

(b)   Confidentiality Obligations. Consultant acknowledges that irreparable injury and damage will result from disclosure of the Confidential Information to third parties or its use for purposes other than those connected with the Services. Consultant agrees, during the term of this Agreement and indefinitely after termination of this Agreement:

(i)                 To hold the Confidential Information in strictest confidence.

(ii)               Not to disclose Confidential Information to any third party except as specifically authorized herein or as specifically authorized by VS in writing, and to use all precautions reasonably necessary to prevent the unauthorized disclosure of the Confidential Information, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information.

(iii)             Not to make or use any copies, synopses or summaries of oral or written material made available by VS to Consultant, except as are necessary to carry out Consultant’s duties and/or obligations as a Consultant as set forth in this Agreement.

(iv)              In the event of disclosure in accordance with Section 4(b)(ii) hereof, to limit disclosure to persons with a bona fide need to know the Confidential Information, Consultant agrees to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons an agreement in writing to be bound by the restrictions imposed by this Agreement.

(v)                In the event Consultant is required by law to disclose such Confidential Information, to provide VS with prompt written notice of such requirement so that VS may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that VS waives compliance with the provisions of this Agreement in writing, to furnish only that portion of Confidential Information that is legally required and to use Consultant’s best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information to be disclosed.

(c)    Return of Confidential Information. Upon VS request and upon the termination of this Agreement, Consultant will promptly return to VS all written material and other documentation which includes any of the Confidential Information, and will, at VS request, provide VS with a written certification that Consultant has done so.

(d)   Unauthorized Disclosure of Confidential Information. If it appears that Consultant has disclosed, or has threatened to disclose, any Confidential Information in violation of this Section, VS shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such information as a result of Consultant’s violation of this Section. VS shall not be prohibited by this provision from pursuing all other legal and equitable remedies available, including a claim for losses and damages.

(e)    Permitted Disclosures. In order to permit Consultant to communicate with customer contacts regarding VS’ business and capabilities without breaching this Section, Consultant will confer with VS from time to time so that the parties can determine appropriate guidelines for such customer discussions.

5.      Advisory Nature of Services; Inventions.

(a)    It is understood and agreed that Consultant’s role hereunder is that of an advisor, educator, and facilitator rather than a developer of new or modified Inventions. However, the parties recognize that circumstances may arise where, intentionally or unintentionally, Consultant may conceive, reduce to practice, produce, create, author, or develop one or more Inventions in connection with the performance of the Services, whether alone or jointly with others, in which case, Consultant shall immediately notify VS in writing of any such Invention, at which time the parties shall determine the parties’ respective rights and interests in such Invention.

(b)   In the event the parties determine that VS is the sole owner of any Invention described in clause (a) above, then Consultant shall agree in writing, to the extent applicable, that such Invention, is a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). In the event that any rights to the Invention are deemed not to be works made for hire, or in the event Consultant should, by operation of law, be deemed to retain any rights in such Invention, Consultant hereby irrevocably assigns without any further consideration all of Consultant’s rights, title and interest, if any, in and to such Invention to VS. Consultant agrees that VS, as the owner of all rights to the Invention, shall have the full and complete right to prepare and create derivative works based upon the Invention, and to use, make, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, offer to sell, import, publicly perform and publicly display, integrate, modify, and otherwise exploit by all means now known or later developed, such Invention and derivative works anywhere throughout the world. Consultant further irrevocably and unconditionally transfers and assigns to VS, without any further consideration, any and all Moral Rights (as hereinafter defined) Consultant may have in or with respect to the Invention. To the extent that Consultant cannot assign such rights, Consultant shall waive and agree never to assign such rights to a competitor of VS, VS’ successors-in-interest, or any of their licensees. “Moral Rights” shall mean any right to (i) divulge the Invention to the public; (ii) retract such Invention from the public; (iii) claim authorship of such Inventions; (iv) object to any distortion, mutilation, or other modification of such Invention; and (v) any and all similar rights, existing under judicial or statutory law of any country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a “moral right.”

(c)    In the event (i) the parties determine that Consultant is the owner of any Invention described in clause (a) above, or (ii) the issue of ownership cannot be resolved by the parties, and the question of ownership is determined by a judge or other judicial or similar body, and such party determines that Consultant is the owner of the Invention in question, then, notwithstanding any ownership rights of Consultant in the Invention, Consultant hereby grants VS a non-exclusive, perpetual, irrevocable, royalty-free license, with a right of sublicense, to use, make, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, offer to sell, import, publicly perform and publically display, integrate, modify, prepare and create derivative works of, and otherwise exploit for internal, commercial, or any other purpose the Invention for the term of this Agreement and indefinitely after termination of this Agreement. Further, Consultant agrees that, notwithstanding any ownership rights of VS in the Invention pursuant to Section 5(c) of this Agreement, Consultant shall be permitted to use, modify, and exploit the Invention as agreed to by the parties in writing. Consultant agrees that any sublicense or transfer of the Invention by Consultant to a third party shall be subject to the foregoing limitations.

(d)   In the event it is determined that a third party has ownership interests in any Invention described in clause (a) above, then Consultant shall use Consultant’s best efforts to obtain from the third party a license grant for VS’ benefit with the rights and benefits described in clause (c) above, and to cause the third party to agree to the limitations on use of the Invention described in clause (c).

6.      License of Tools and/or Data. It is understood that as of the Effective Date Consultant may own certain Inventions or other general concepts and techniques currently employed or currently developed by Consultant, any of which Consultant may be required to employ in performing the Services hereunder. To the extent, if any, Consultant is required to employ any such Invention Consultant shall first notify VS in writing, and, if VS agrees to the use of such Invention by Consultant, the parties shall set forth the Invention as an exhibit to this Agreement (any such Invention set forth in an exhibit is hereinafter referred to as a “Tool”). , At the time a Tool is identified in an exhibit hereto, Consultant hereby grants to VS a non-exclusive, perpetual, irrevocable, royalty-free license, with a right of sublicense, to use, make, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, offer to sell, import, publicly perform and publically display, integrate, modify, prepare and create derivative works of, and otherwise exploit the Tool for internal, commercial, or any other purpose during the term of this Agreement and indefinitely after termination of this Agreement.

7.      Damages.

(a)    Because of the difficulty of measuring economic losses to VS as a result of the breach or threatened breach of the covenants set forth in Sections 4, 5, or 6 hereof, and because of the immediate and irreparable damage that would be caused to VS for which it would have no other adequate remedy, Consultant agrees that, in the event Consultant breaches any of the covenants set forth in Sections 4, 5, or 6 hereof, such covenants may be enforced by VS by, without limitation, injunctions and restraining orders. Nothing herein shall be construed as prohibiting VS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Each of the rights and remedies enumerated in this Section shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to VS under law or equity.

(b)   If any provision of Sections 4, 5, or 6 hereof is held to be unenforceable because of the scope, duration or area of its applicability, the entity making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

8.      Representations and Warranties; Indemnification.

(a)    Consultant hereby represents and warrants to VS as follows:

(i)                 Consultant is authorized to enter into this Agreement and perform as contemplated herein;

(ii)               in performing hereunder, Consultant will comply materially with U.S. and applicable international laws, rules, and regulations, and, if advised by VS of Consultant’s failure to comply materially with applicable U.S. and International laws, such that VS has a good faith reason to believe that VS, its business, or the continuation of this Agreement will be impaired, Consultant will take reasonable steps (taking into account Consultant’s available resources) to comply materially with such law;

(iii)             the Services will be performed in a diligent and professional manner, using reasonable care;

(iv)              to the best of Consultant’s knowledge, the Services will not violate any trademark, trade secret, copyright, patent or other intellectual property right of any third party;

(v)                Consultant’s performance under this Agreement will not violate any contract, agreement, or other document to which Consultant is subject or violate any rules of independence as it relates to the Project or the Project Sponsor;

(b)   Consultant will defend, indemnify and hold harmless VS from and against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) arise out of or are based on (i) the grossly negligent or intentional acts or omissions of Consultant, (ii) a material breach of any representation, warranty or covenant made by Consultant hereunder, or (iii) a claim that any Work, Invention, or Tool infringes the patent, trademark, trade secret, copyright, or other intellectual property right of any third party, except to the extent that VS’ use or modification of the foregoing has contributed to any such infringement claim.

(c)    VS will defend, indemnify and hold harmless Consultant from and against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) arise out of or are based on (i) the grossly negligent or intentional acts or omissions of VS, (ii) a material breach of any representation, warranty or covenant made by VS hereunder, or (iii) a claim that any Work, Invention, or Tool infringes the patent, trademark, trade secret, copyright, or other intellectual property right of any third party, except to the extent that Consultant’s use or modification of the foregoing has contributed to any such infringement claim.

9.      Publicity. VS shall have the right to refer to Consultant verbally and in writing in connection with VS’s business. If applicable, such references may include descriptions of Consultant’s research findings and publications as they relate to VS’ services, with particular emphasis on the value being added to VS’s services by way of this Agreement insofar as it does not violate any existing Confidentiality agreements.

10.  General.

(a)    Notices. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and delivered to the addresses appearing on the first page of this Agreement. Any notice to VS sent pursuant to this Section shall be addressed to Finance .

(b)   Independent Contractor. Consultant is, and at all times will be, an independent contractor. Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent, or joint venture relationship. Unless expressly agreed to in writing, neither party has the authority to enter into any contracts on behalf of the other party or otherwise act on behalf of the other party.

(c)    Governing Law and Jurisdiction; No Trial by Jury. This Agreement shall be governed by New York law, without regard to conflicts of law principles. The federal and state courts located in Monroe County, New York shall have exclusive jurisdiction over any such claim brought under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts.

(d)   Entire Agreement. Subject to the Indemnification Agreement entered into between Consultant and VS dated March 2, 2015, which remains in full force and effect, this Agreement is the entire agreement between the parties and supersedes and replaces all other agreements oral and written with respect to its subject matter. This Agreement may not be modified, amended or terminated except by a writing signed by all parties to it.

(e)    Assignment. Consultant may not assign any of Consultant’s rights or obligations under this Agreement to any other person or entity (including any subcontractor), without the prior written consent of VS. All of the terms and conditions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties. Any attempted assignment in conflict with the terms herein shall be deemed null and void.

(f)    Remedies. The parties acknowledge that the financial hardship to a non-defaulting party as a result of breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensation the non-breaching party for such violation; therefore, in any action to enforce this Agreement, a party shall be entitled to preliminary, temporary or permanent injunctive relief and the other party waives the defense of adequate remedy at law, acknowledging that no such remedy exists. In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees. Each and all of the rights and remedies provided for in the Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or any right or remedy allowed in law or in equity.

(g)   Waiver. No waiver by VS of any failure by Consultant to keep or perform any promise of condition of this Agreement shall be a waiver of any proceeding or succeeding breach of the same or any other promise or condition. No waiver of VS of any right shall be construed as a waiver of any other right.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Effective Date.

VIRTUALSCOPICS, INC

By:	/s/ James Groff
James Groff

CONSULTANT

By:	/s/ Michael E. Woehler
Michael E. Woehler

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